Exhibit 3.9

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

OriginClear, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3. Shares. The aggregate number of shares which this corporation shall have the authority to issue is 2,525,000,000, consisting of 2,500,000,000 shares of Common Stock, par value $0.0001, and 25,000,000 shares of Preferred Stock, par value $0.0001. The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors and the Board of Directors is hereby granted the authority to fix by resolutions the rights, preferences, privileges and other terms of the Preferred Stock or any series thereof, and to fix the number of shares of any such series (but not below the number of shares thereof then outstanding). All shares of any one series shall be alike except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

51%

4. Effective date and time of filing: (optional)	Date	Time

(must not be later than 90 days after the certificate is filed)

5.   Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After

This form must be accompanied by appropriate fees. Revised: 1-5-15